TRANSFER AGENCY AND SERVICE AGREEMENT

     AGREEMENT made as of this 1st day of October, 1999, between LSA VARIABLE SERIES TRUST, a business trust organized and registered under the laws of the state of Delaware (the "Trust"), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Bank").

     WHEREAS, the Trust desires to appoint the Bank as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Bank desires to accept such appointment;

     WHEREAS,  the Bank is duly  registered  as a transfer  agent as provided in
Section 17A(c) of the Securities Exchange Act of 1934, as amended, (the "1934 Act");

     WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

     WHEREAS, the Trust intends to initially offer shares in the series listed on APPENDIX A hereto (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with
Section 17, being herein referred to as the "Fund(s)");

     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Trust and the Bank agree as follows:

1. TERMS OF APPOINTMENT DUTIES OF THE BANK.

     1.1 Subject to the terms and conditions set forth in this Agreement, the Trust on behalf of the Funds hereby employs and appoints the Bank to act, and the Bank agrees to act, as transfer agent for each of the Fund(s)' authorized and issued shares of beneficial interest ("Shares") and dividend disbursing agent.

     1.2 The Bank agrees that it will perform the following services:

        (a) In connection with procedures established from time to time by agreement between the Trust and the Bank, the Bank shall:

            (i) Receive for acceptance orders for the purchase of Shares and promptly deliver payment and appropriate documentation therefor to the custodian of the Trust appointed by the Board of Trustees of the Trust (the "Custodian");

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            (ii) Pursuant to purchase  orders,  issue the appropriate  number of
Shares and hold such Shares in the appropriate account of the Trust's shareholders ("Shareholders");

            (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

            (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed;

            (v) Prepare and transmit payments for dividends and distributions declared by the Trust on behalf of a Fund;

            (vi) Create and maintain all necessary records including those specified in Section 10 hereof, in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), and those records pertaining to the various functions performed by it hereunder. All records shall be available for inspection and use by the Trust. Where applicable, such records shall be maintained by the Bank for the periods and in the places required by Rule 3la-2 under the 1940 Act;

            (vii) Make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Trust, or any person retained by the Trust. Upon reasonable notice by the Trust, the Bank shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Trust, or any person retained by the Trust; and

            (viii) Record the issuance of Shares of the Trust and maintain, pursuant to Rule 1 7Ad- 10(e) under the 1934 Act, a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Bank shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

        (b) In addition to and not in lieu of the services set forth in the above paragraph (a) or in any Schedule hereto, the Bank shall perform all of the customary services of a transfer agent and dividend disbursing agent; including but not limited to maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information. The Trust shall and hereby does indemnify to the Bank in writing that all transactions and assets covered hereunder are to be treated as exempt from blue sky reporting.

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        (c) Additionally,  the Bank shall utilize a system to identify all share transactions which involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset value per share next computed after receipt of such orders, and shall compute the net effect upon the Fund(s) of such transactions so identified on a daily and cumulative basis.

2. SALE OF TRUST SHARES

     2.1 Whenever the Trust shall sell or cause to be sold any Shares of a Fund, the Trust shall deliver or cause to be delivered by facsimile to the Bank a document duly specifying: (i) the name of the Fund whose Shares were sold; (ii) the number of Shares sold, trade date, and price; (iii) the amount of money to be delivered to the Custodian for the sale of such Shares and specifically allocated to such Fund; and (iv) in the case of a new account, a new account application or sufficient information to establish an account.

     2.2 The Bank will, upon receipt by it of a check or other payment identified by it as an investment in Shares of one of the Funds and drawn or endorsed to the Bank as agent for, or identified as being for the account of; one of the Funds, promptly deposit such check or other payment to the appropriate account postings necessary to reflect the investment. The Bank will notify the Trust, or its designee, and the Custodian of all purchases and related account adjustments.

     2.3 Under procedures as established by mutual agreement between the Trust and the Bank, the Bank shall issue to the purchaser or its authorized agent such Shares, computed to the nearest three decimal points, as he is entitled to receive, based on the appropriate net asset value of the Funds' Shares, determined in accordance with the prospectus and any applicable federal law or regulation. In issuing Shares to a purchaser or its authorized agent, the Bank shall be entitled to rely upon the latest directions, if any, previously received by the Bank from the purchaser or its authorized agent concerning the delivery of such Shares.

     2.4 The Bank shall not be required to issue any Shares of the Trust where it has received a written instruction from the Trust or written notification from any appropriate federal or state authority that the sale of the Shares of the Fund(s) in question has been suspended or discontinued, and the Bank shall be entitled to rely upon such written instructions or written notification.

     2.5 Upon the issuance of any Shares of any Fund(s) in accordance with foregoing provisions of this Section, the Bank shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Trust in connection with such issuance.

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     2.6 The Bank may establish such additional rules and regulations  governing the transfer or registration of Shares as it may deem advisable and consistent with such rules and regulations generally adopted by transfer agents, or with the written consent of the Trust, any other rules and regulations.

3. REDEMPTIONS. Shares of any Fund may be redeemed in accordance with the procedures set forth in the Prospectus of the Trust and the Bank will duly process all redemption requests.

4. [RESERVED]

5. RIGHT TO SEEK ASSURANCES. The Bank reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Bank, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis for any claims adverse to such transfer or redemption. The Bank may, in effecting transfers, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, which in the opinion of legal counsel for the Trust or the Bank's own legal counsel, do not require certain documents in connection with the transfer or redemption of Shares of any Fund, and the Trust shall indemnify the Bank for any act done or omitted by it in reliance upon such laws or opinions of counsel of the Trust or of the Bank.

6. DISTRIBUTIONS.

     6.1 The Trust will promptly notify the Bank of the declaration of any dividend or distribution. The Trust shall furnish to the Bank a resolution of the Board of Trustees of the Trust certified by the Secretary (a "Certificate"):
(i) authorizing the declaration of dividends on a specified periodic basis and authorizing the Bank to rely on oral instructions or a Certificate specifying the date of the declaration of such dividend or distribution, the date of payment thereof; the record date as of which Shareholders entitled to payment shall be determined and the amount payable per share to Shareholders of record as of such record date and the total amount payable to the Bank on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution by a Fund, the date of payment thereof; the record date as of which Shareholders entitled to payment shall be determined, and the amount payable per share to the Shareholders of record as of that date and the total amount payable to the Bank on the payment date.

     6.2 The Bank will maintain all records necessary to reflect the crediting of dividends which are reinvested in Shares of the Trust, including without limitation daily dividends.

     6.3 The Bank shall not be liable for any improper payments made in accordance with a resolution of the Board of Trustees of the Trust.

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7. OTHER DUTIES.  In addition to the duties expressly  provided for herein,  the
Bank shall perform such other duties and functions and shall be paid such amounts therefor as may from time to time be agreed to in writing.

8. TAXES. It is understood that the Bank shall file such appropriate information returns concerning the payment of dividends and capital gain distributions and tax withholding with the proper Federal, State and local authorities as are required by law to be filed by the Trust and shall withhold such sums as are required to be withheld by applicable law.

9. BOOKS AND RECORDS.

     9.1 The Bank shall maintain confidential records showing for each Shareholder's account the following: (i) names, addresses and tax identification numbers; (ii) numbers of Shares held; (iii) historical information (as available from prior transfer agents) regarding the account of each Shareholder, including dividends paid and date and price of all transactions on a Shareholder's account; (iv) any stop or restraining order placed against a Shareholder's account; (v) information with respect to withholdings; (vi) any capital gain or dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of a Shareholder's account;
(vii) certificate numbers and denominations for any Shareholders holding certificates; (viii) any information required in order for the Bank to perform the calculations contemplated or required by this Agreement; and (ix) such other information and data as may be required by applicable law.

     9.2 Any records required to be maintained by Rule 3la-l under the 1940 Act will be preserved for the periods prescribed in Rule 3la-2 under the 1940 Act. Such records may be inspected by the Trust during regular business hours upon reasonable notice. The Bank may, at its option at any time, and shall forthwith upon the Trust's demand, turn over to the Trust and cease to retain in the Bank's files, records and documents created and maintained by the Bank in performance of its service or for its protection. At the end of the six-year retention period, such documents will either be turned over to the Trust, or destroyed in accordance with the Trust's authorization.

     9.3 Procedures applicable to the services to be performed hereunder may be established from time to time by agreement between the Fund(s) and the Bank. The Bank shall have the right to utilize any shareholder accounting and recordkeeping systems which, in its opinion, qualifies to perform any services to be performed hereunder. The Bank shall keep records relating to the services performed hereunder, in the form and manner as it may deem advisable.

10. FEES AND EXPENSES.

     10.1 For performance by the Bank pursuant to this Agreement, the Fund(s) agree to pay the Bank an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached as APPENDIX B hereto. Such fees and out-of-pocket expenses and advances identified under Section 10.2 below may be changed from time to time subject to mutual written agreement between the Fund(s) and the Bank.

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     10.2 In addition  to the fee paid under  Section  10.1  above,  the Fund(s)
agree to reimburse the Bank for out-of-pocket expenses or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund(s) including, without limitation, any equipment or supplies which the Trust specifically orders or requires the Bank to purchase, will be reimbursed by the Fund(s).

     10.3 The Fund(s) agree to pay all fees and reimbursable expenses within thirty days following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Fund(s) at least seven
(7) days prior to the mailing date of such materials. Any waiver or extension by the Bank of the thirty and seven day time periods enumerated in this Section
10.3 shall not constitute a dismissal of any monies due under this Agreement nor shall such waiver or extension apply to any future monies due to the Bank hereunder.

11. REPRESENTATIONS AND WARRANTIES OF THE BANK.

     The Bank represents and warrants to the Trust that:

     11.1 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

     11.2 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

     11.3 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     11.4 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

12. REPRESENTATIONS AND WARRANTIES OF THE TRUST.

     The Trust represents and warrants to the Bank that:

     12.1 It is a business trust duly organized and existing and in good standing under the laws of the State of Delaware as set forth in the preamble hereto.

     12.2 It is empowered under applicable laws and by its charter documents and by-laws to enter into and perform this Agreement.

     12.3 All proceedings required by said charter documents and by-laws have been taken to authorize it to enter into and perform this Agreement.

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     12.4 It is an open-end investment company registered under the 1940 Act.

     12.5 A registration statement on Form N-lA (including a prospectus and statement of additional information) under the Securities Act of 1933 and the 1940 Act is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

     12.6 When Shares are hereafter issued in accordance with the terms of the Prospectus, such Shares shall be validly issued, fully paid and nonassessable by the Fund(s).

13. INDEMNIFICATION.

     13.1 Notwithstanding anything in this Agreement to the contrary, in no event shall the Bank or any of its officers, directors, employees or agents (collectively, the "Indemnified Parties") be liable to the Trust, any Fund or any third party, and the Trust and each Fund shall indemnify and hold the Bank and the Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including legal fees (a "Claim"), arising as a result of any act or omission of the Bank or any Indemnified Party under this Agreement, except for any Claim resulting solely from the negligence, willful misfeasance or bad faith of the Bank or any Indemnified Party. Without limiting the foregoing, neither the Bank nor the Indemnified Parties shall be liable for, and the Bank and the Indemnified Parties shall be indemnified against, any Claim arising as a result of:

        (a) Any actions taken or omitted to be taken by the Bank or its agents or subcontractors in good faith in reliance on, or use by the Bank or its agents or subcontractors of; information, records and documents which (i) are received by the Bank or its agents or subcontractors and furnished to such party by or on behalf of the Fund(s), (ii) have been prepared and/or maintained by the Fund(s) or any other person or firm on behalf of the Fund(s), or (iii) were received by the Bank or its agents or subcontractors from a prior transfer agent.

        (b) Any action taken or omitted to be taken by the Bank in good faith reliance upon any law, act, regulation (a "Regulation") or interpretation of a Regulation even though such Regulation may thereafter have been altered, changed, amended or repealed.

        (c) The Fund(s)' refusal or failure to comply with the terms of this Agreement, or which arise out of the Funds' lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund(s) hereunder.

        (d) The Bank's good faith and reasonable reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests, whether written or oral, of the Fund(s).

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        (e) The offer or sale of Shares  by the  Trust in  violation  of (i) any
requirement  under  the  federal  securities  laws  or  regulations;   (ii)  any
requirement under the securities laws or regulations of any state; or (iii) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares.

     13.2 The Bank shall indemnify and hold the Fund(s) harmless from and against any and all losses, damages, costs, charges, legal fees, payments, expenses and liability arising out of or attributed to any action or failure or omission to act by the Bank as a result of the Bank's lack of good faith, negligence, willful misconduct, knowing violation of law or fraud.

     13.3 At any time the Bank may apply to any officer of the Trust for instructions, and may, after consultation with the Trust, consult with legal counsel of the Bank or the Trust with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel except for a knowing violation of law. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund(s), reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund(s), and the Bank, its agents and subcontractors shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund(s). The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of an officer of the Trust, and one proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

     13.4 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for compensation nor for any damages resulting from such failure to perform or otherwise from such causes.

     13.5 Neither party to this Agreement shall be liable to the other party for special, incidental or consequential damages, even if the other party has been advised of the possibility of such damages, under any provision of this Agreement or for any act or failure to act hereunder as contemplated by this Agreement.

     13.6 In order that the indemnification provisions contained in this Section 13 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party seeking indemnification shall give the indemnifying party full and complete authority, information and assistance to defend such claim or proceeding, and the indemnifying party shall have, at its option, sole control of the defense of such claim or proceeding and all negotiations for its compromise or settlement. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent, which consent shall not be unreasonably withheld.

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14. Covenants of the Trust and the Bank.

     14.1 The Trust shall promptly furnish to the Bank the following:

        (a) A certified copy of the resolution of the Trustees of the Trust authorizing the appointment of the Bank and the execution and delivery of this Agreement.

        (b) A copy of the charter documents and by-laws of the Trust and all amendments thereto.

        (c) Copies of each vote of the Trustees designating authorized persons to give instructions to the Bank, and a Certificate providing specimen signatures for such authorized persons.

        (d) Certificates as to any change in any officer or Director of the Trust.

        (e) If applicable a specimen of the certificate of Shares in each Fund of the Trust in the form approved by the Trustees, with a Certificate as to such approval.

        (f) Specimens of all new certificates for Shares, accompanied by the Trustees' resolutions approving such forms.

        (g) All account application forms and other documents relating to shareholder accounts or relating to any plan, program or service offered by the Trust.

        (h) A list of all Shareholders of the Fund(s) with the name, address and tax identification number of each Shareholder, and the number of Shares of the Fund(s) held by each, certificate numbers and denominations (if any certificates have been issued), lists of any account against which stops have been placed, together with the reasons for said stops, and the number of Shares redeemed by the Fund(s).

        (i) An opinion of counsel for the Trust with respect to the validity of the Shares and the status of such Shares under the Securities Act of 1933.

        (j) Copies of the Fund(s) registration statement on Form N-lA (if applicable)as amended and declared effective by the Securities and Exchange Commission and all post-effective amendments thereto.

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        (k) Such other certificates,  documents or opinions as the Bank may deem necessary or appropriate for the Bank in the proper performance of its duties hereunder.

     14.2 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of; such certificates, forms and devices.

     14.3 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the confidential property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered to the Trust on and in accordance with its request.

     14.4 The Bank and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

     14.5 In case of any requests or demands for the inspection of the Shareholder records of the Trust, the Bank will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such request or demand. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be subject to enforcement or other action by any court or regulatory body for the failure to exhibit the Shareholder records to such person.

15. TERM OF AGREEMENT.

     15.1 Termination of Agreement. The term of this Agreement shall be three years commencing upon the date hereof (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

        (a) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within forty-five (45) days of receipt of such notice.

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        (b) If,  during the Initial Term of this  Agreement,  a state or Federal statutory or regulatory change shall occur such that the sale of variable products by insurance companies generally is no longer feasible (and such change is evidenced by changes in the sales practices for variable products across the insurance industry) and as a result, the Board of Trustees of the Fund votes to liquidate the Fund and terminate its registration with the Securities and
Exchange  Commission,   written  notice  (the  "Liquidation   Notice")  of  such
determination setting forth the reasons for such determination shall be provided to the Bank. In order to be effective, any Liquidation Notice must be executed by two officers of the Fund. The Bank shall, within seven days of receipt of such a Liquidation Notice, reply to the Fund as to whether it agrees that the terms of the Liquidation Notice meet the requirements of this paragraph, which agreement shall not be unreasonably withheld. Upon such agreement, the Fund may terminate this Agreement without additional action by the Fund's Board upon an additional sixty (60) days written notice.

        Should this Agreement be terminated in accordance with the terms of this paragraph, the Fund shall pay to the Bank, in lieu of the fees for which the Fund would otherwise be liable to the Bank hereunder through the end of the Initial Term, the following amounts:

     i. If during the first year of the Initial Term the Fund shall pay to the Bank an amount equal to the fees that would otherwise be due under this Agreement through the last day of the eighteenth month of the Initial Term, WITHOUT giving effect to the discount provided on the first years' fees set forth in Appendix B;

     ii. If during the second year of the Initial Term the Fund shall pay to the Bank an amount equal to the fees that would otherwise be due under this Agreement through the last day of the second year of the Initial Term;

     iii. If during the third year of the Initial Term the Fund shall pay to the Bank an amount equal to the fees that would otherwise be due under this Agreement through the end of the Initial Term.

        (c) Either party may terminate this Agreement during any Renewal Term upon ninety days written notice to the other party. Any termination pursuant to this paragraph 16.1(b) shall be effective upon expiration of such ninety days, provided, however, that the effective date of such termination may be postponed to a date not more than one hundred twenty days after delivery of the written notice: (i) at the request of the Bank, in order to prepare for the transfer by the Bank of its duties hereunder; or (ii) at the request of the Fund, in order to give the Fund an opportunity to make suitable arrangements for a successor transfer agent.

     15.2 Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust. Additionally, the Bank reserves the right to recover from the Trust any other reasonable expenses associated with such termination.

16. Additional Funds. In the event that the Trust establishes one or more series of Shares in addition to the series listed on APPENDIX A hereto with respect to which it desires to have the Bank render services as transfer agent under the terms hereof; it shall so notify the Bank in writing, and if the Bank agrees to provide such services, the parties may execute an amendment hereto pursuant to which such series of Shares shall become a Fund hereunder and APPENDIX A shall be appropriately amended.

17. ASSIGNMENT AND SUBCONTRACTING.

     17.1 Except as provided in Section 18.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

     17.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     17.3 The Bank, may [with the consent on the part of the Trust, ]subcontract for the performance of any of the services to be provided hereunder to third parties, including any affiliate of the Bank, provided that the Bank shall remain liable hereunder for any acts or omissions of any subcontractor as if performed by the Bank.

18. AMENDMENT. This Agreement may be amended or modified only by a written agreement executed by both parties.

19. GOVERNING LAW. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

20. MERGER OF AGREEMENT AND SEVERABILITY

     20.1 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

     20.2  In  the  event  any  provision  of  this  Agreement   shall  be  held
unenforceable or invalid for any reason, the remainder of the Agreement shall remain in full force and effect.

     20.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall together, constitute only one instrument.

21. NOTICES. Any notice or other instrument in writing authorized or required by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and mailed or delivered to it at its office at the address set forth below:

     For the Trust:

          LSA Variable Series Trust
          Allstate Life Insurance Company
          3100 Sanders Road, Suite J5B
          Northbrook, Illinois 60062
          Attention: Jeanette Donahue, Vice President, Chief Operations Officer With a copy to: Barbara J. Whisler, Secretary, Chief Compliance Officer

     For the Bank:

          Investors Bank & Trust Company
          200 Clarendon Street, P.O. Box 9130
          Boston, Massachusetts 02117-9130
          Attention: Robert C. Conron, Director, Client Management With a copy to: John E. Henry, General Counsel


                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and the year first above written.



                    LSA VARIABLE SERIES TRUST



                    By:  /s/ John R. Hunter
                         ------------------
                    Name:  John R. Hunter
                    Title:  President


                    INVESTORS BANK & TRUST COMPANY




                    By: /s/ Robert D. Mancuso
                        ---------------------
                    Name: Robert D. Mancuso
                    Title: Senior Vice President

                                   APPENDIX A

                           LSA Variable Series Trust

                                   Fund List



IBT
Account Fund                       Adviser
------  ----                       -------

 255    Focused Equity             Morgan Stanley Asset Management
 260    Growth Equity              Goldman Sachs Asset Management
 265    Disciplined Equity         JP Morgan Investment Management Inc.
 270    Value Equity               Salomon Brothees Asset Management Inc.
 275    Balanced                   OpCap Advisors
 280    Emerging Growth
        Domestic Equity            RS Investment Management, L.P.

                                   APPENDIX B

                           LSA VARIABLE SERIES TRUST
                             Proposed Fee Schedule*
                               For 6 Mutual Funds


                       DOMESTIC CUSTODY, FUND ACCOUNTING,
                             CALCULATION OF N.A.V.,
                       ADMINISTRATION AND TRANSFER AGENCY


A. DOMESTIC CUSTODY, FUND ACCOUNTING, CALCULATION OF N.A.V., ADMINISTRATION AND TRANSFER AGENCY

     The following fees will apply to all assets for which Investors Bank provides Custody, Fund Accounting, calculation of N.A.V., Administration and Transfer Agency services.

                                             Annual Fee
                                             ----------

FIRST $500  MILLION OF NET ASSETS            11.0 Basis Points
NEXT $500 MILLION OF NET ASSETS               9.0 Basis Points
NEXT $500 MILLION OF NET ASSETS               6.0 Basis Points
Assets in excess of $1.5 Billion              4.0 Basis Points


     There will be an annual minimum fee of $140,000 per fund. However, to accommodate the start-up period, first year minimums will be as follows: 1st Quarter 50%, 2nd Quarter 75%, 3rd Quarter 85%, 4th Quarter and beyond 100%.


B. DOMESTIC TRANSACTIONS

                DTC/Fed Book Entry      $10**
                Physical Securities      35
                Options and Futures      18
                GNMA Securities          30
                Principal Paydown         5
                Foreign Currency         18***
                Outgoing Wires            7
                Incoming Wires            5

**This assumes that the trade information will be sent to Investors Bank in the ISITC/SWIFT format. Manual trades will be billed at $12.00 per trade. There are no transaction charges for use of the Investors Bank Repo.

***There  are no  transaction  charges for F/X  contracts  executed by Investors
Bank.


C. FOREIGN SUBCUSTODIAN FEES

     o Incremental basis point and transaction fees will be charged for all foreign assets for which we are custodian. The asset based fees and transaction fees vary by country, based upon the attached global custody fee schedule. Local duties, script fees, registration, reclaims, exchange fees, and other market charges are additional out-of-pocket fees.

     o Investors Bank will require the fund to hold all international assets at the subcustodian of our choice.


                                 MISCELLANEOUS

A. Out-of-Pocket

          o These charges consist of:
               -Legal Expenses                    -InvestView
               -Printing, Delivery & Postage      -Forms and Supplies
               -Third Party Review                -Micro Rental
               -Extraordinary Travel Expenses
               -Customized Systems Development/Reporting
               -International Verification Services($3/security/month)
               -Pricing and Verification Services
               -Telecommunications
               -Support Equipment Rental
               -Data Transmissions
               -Non Standard Extract


B. DOMESTIC BALANCE CREDIT

     o We allow use of balance credit against fees (excluding out-of-pocket charges) for fund balances arising out of the custody relationship. The credit is based on collected balances reduced by balances required to support the activity charges of the accounts. The monthly earnings allowance is equal to 75% of the 90-day T-bill rate.

C. SECURITIES LENDING, FOREIGN EXCHANGE & CASH MANAGEMENT

     o The assumption was made that Investors Bank would perform securities lending, if applicable, foreign exchange and cash management for the portfolios. Securities Lending revenue is split with the funds and Investors Bank on a 60/40% basis: 60% going to the funds.

D. PAYMENT

     o The above fees will be charged against the fund's custodian checking account five business days after the invoice is mailed.

E. SYSTEMS

     o The details of any systems work will be determined after a thorough business analysis. System's work will be billed on a time and material basis. Investors Bank provides an allowance of 10 system hours for data extract set up and reporting extract set up. Additional systems hours will be billed on a time and material basis.


* A LETTER OF INTENT ACCOMPANIED BY A $25,000 DEPOSIT TO BE CREDITED AGAINST FUTURE FEES IS REQUIRED TO BEGIN THIS IMPLEMENTATION. THIS FEE SCHEDULE IS VALID FOR 60 DAYS FROM DATE OF ISSUE AND ASSUMES THE EXECUTION OF OUR STANDARD CONTRACTUAL AGREEMENTS FOR A MINIMUM OF THREE YEARS.

* THIS FEE SCHEDULE IS CONFIDENTIAL INFORMATION OF THE PARTIES AND SHALL NOT BE DISCLOSED TO ANY THIRD PARTY WITHOUT PRIOR WRITTEN CONSENT OF BOTH PARTIES.